UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017

Hercules Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2017, Hercules Capital, Inc. (the “Company”) and Mark Harris mutually agreed that Mr. Harris would separate from the Company and end his tenure as Chief Financial Officer and Chief Accounting Officer effective November 2, 2017. Mr. Harris’ separation did not result from any disagreements with the Company regarding its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

In connection with his separation from the Company, Mr. Harris and the Company entered into a separation agreement, dated November 2, 2017 (the “Separation Agreement”). The Separation Agreement provides that, if Mr. Harris does not revoke his acceptance of the Separation Agreement within the applicable seven-day revocation period, the Company will pay Mr. Harris a monetary sum equivalent to six months gross base salary plus up to an additional six months subject to Mr. Harris certifying he is not employed and is actively seeking employment during such time. The Separation Agreement also contains certain additional provisions that are customary for agreements of this type, including confidentiality, non-solicitation, and non-disparagement covenants, as well as a general release of the Company against certain claims.

Effective October 31, 2017, the Board of Directors (the “Board”) of the Company appointed David Lund, the Company’s former Chief Financial Officer, as the Company’s Interim Chief Financial Officer and Gerard R. Waldt, Jr., the Company’s current Controller, as the Company’s Interim Chief Accounting Officer. Mr. Lund, age 63, has served as Chief Financial Officer and Consultant of White Oak Global Advisors LLC from 2011 – 2016 where he was Chairman of the Valuation Committee, responsible for financial and tax reporting for various partnerships, managed the audit process for multiple investment vehicles, and involved in fund structuring and operational initiatives. Since 2016, Mr. Lund has been a Partner at Ravix Group Inc., a provider of outsourced accounting, financial consulting, and financial management services. Mr. Waldt, age 32, joined the Company in 2016 as Assistant Controller and in 2017 became Corporate Controller. He is responsible for the Company’s financial and regulatory reporting, financial planning and analysis, and financial systems design and implementation. Prior to joining the Company, Mr. Waldt served as a Senior Manager in the Financial Services practice of Ernst & Young from 2009 – 2016 where he developed extensive experience providing audit and advisory services to both publicly-traded and private institutions.

There are no arrangements or understandings between either Mr. Lund or Mr. Waldt and any other persons pursuant to which each of Mr. Lund or Mr. Waldt were selected as officers of the Company. There are also no family relationships between either Mr. Lund or Mr. Waldt and any director or executive officer of the Company, and neither Mr. Lund nor Mr. Waldt has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement, dated as of November 2, 2017, by and between Hercules Capital, Inc. and Mark Harris.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES CAPITAL, INC.

November 2, 2017

	By:	/s/ Melanie Grace
Melanie Grace
General Counsel